Filed pursuant to Rule 424(b)(5)

Registration No. 333-100156

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 10, 2003

4,000,000 Shares

Legg Mason, Inc.

Common Stock

We are selling 4,000,000 shares of our common stock.

Our common stock is traded on the New York Stock Exchange under the symbol “LM”. On December 15, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $70.30 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-2 of this prospectus supplement.

	Per Share	Total
Public offering price	$70.30	$281,200,000
Underwriting discount	$2.70	$10,800,000
Proceeds, before expenses, to Legg Mason	$67.60	$270,400,000

The underwriters may also purchase up to an additional 600,000 shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

The shares of common stock will be ready for delivery on or about December 21, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Legg Mason Wood Walker	Goldman, Sachs & Co.	Merrill Lynch & Co.

Incorporated

The date of this prospectus supplement is December 15, 2004.

We have not, and the underwriters have not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of any securities other than the shares. This document is in two parts. The first part is this prospectus supplement, which describes specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, dated January 10, 2003, which gives more general information about securities we may offer from time to time, some of which do not apply to the shares of common stock we are currently offering. If the description of this offering or our operations varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate only as of the date of each such document.

The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the shares, may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

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PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless the context requires otherwise, the terms “Legg Mason,” “we,” “us,” and “our” refers to Legg Mason, Inc. and its predecessors and subsidiaries. Unless otherwise specified, all information in this prospectus supplement assumes no exercise of the underwriters’ overallotment option.

The Offering

Shares of common stock offered by us	4,000,000 shares

Shares of common stock outstanding after the offering	104,672,622 shares(1)

Use of proceeds	We estimate that our net proceeds from this offering, without exercise of the overallotment option and after deducting the underwriting discount and commissions and estimated offering expenses payable by us, will be approximately $270,100,000. We intend to use these net proceeds for general corporate purposes, including potential future acquisitions.

New York Stock Exchange symbol	LM

(1)	The number of shares outstanding after the offering is based on our shares outstanding on September 30, 2004 and excludes 11,679,385 shares then reserved for issuance under outstanding options and 2,864,301 shares issuable in exchange for Exchangeable Shares issued by Legg Mason Canada Holdings, which are exchangeable at any time into our common stock on a one-for-one basis. This number assumes that the underwriters’ overallotment option is not exercised. If the overallotment option is exercised, we will issue and sell up to an additional 600,000 shares.

See “Risk Factors” beginning on page S-2 and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

You should consider carefully all of the information that is included or incorporated by reference in this prospectus supplement before investing in our common stock. In particular, you should evaluate the uncertainties and risks referred to or described below, which may adversely affect our business, financial condition or results of operations. Additional uncertainties and risks that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition or results of operations.

Industry Changes

The financial services industry is characterized by frequent changes, the effects of which have been, and will continue to be, difficult to predict. In addition to an evolving regulatory environment, the industry has been subject to radical changes in pricing structure, alternating periods of contraction and expansion and intense competition from within and outside the industry.

Importance of Investment Performance

We believe that investment performance is one of the most important factors for the growth of assets under management for a company in the asset management business. Poor investment performance could impair our revenues and growth because:

•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees; or

•	our ability to attract funds from existing and new clients might diminish.

If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

One key component of investment performance is the availability of suitable investment opportunities for new client funds. If an asset management firm is not able to invest new funds in a timely manner, the firm’s investment performance could be adversely affected. Alternatively, an asset management firm that does not have sufficient investment opportunities for new funds may elect to limit its growth, and reduce the rate at which it receives new funds, in order to protect its investment performance. Depending on, among other factors, prevailing market conditions and the market sectors and types of opportunities in which an asset management firm typically invests (such as less capitalized companies in which relatively smaller investments are typically made), the risks of not having sufficient investment opportunities may increase when an asset management firm increases its assets under management quickly. A number of our asset management subsidiaries, including Royce & Associates and Private Capital Management, have had large increases in their assets under management over the last two and a half years, and Royce & Associates has closed three of the Royce Funds to new investors. Royce & Associates primarily invests in small-cap and micro-cap companies. Private Capital Management primarily focuses on companies with market capitalizations between $500 million and $20 billion. If our asset management subsidiaries are not able to identify sufficient investment opportunities for new client funds, their investment performance or ability to continue to grow may be reduced.

Assets Under Management May Be Withdrawn

Investment advisory and administrative contracts are generally terminable at will or upon relatively short notice, and mutual fund investors may redeem their investments in the funds at any time without prior notice. Institutional and individual clients can terminate their relationships with an asset manager, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, changes in investment preferences of clients, changes in the manager’s reputation in the marketplace, changes in management or control of clients or third party distributors with whom the manager has relationships, loss of key investment management personnel and financial market performance. In a declining stock market, the pace of mutual fund redemptions and withdrawal of assets from other accounts could accelerate. Poor performance relative to other investment management firms tends to result in decreased purchases of fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

Fluctuating Securities Volume and Prices

There are substantial fluctuations in volume and price levels of securities transactions in the financial services industry. These fluctuations can occur on a daily basis and over longer periods as a result of national and international economic and political events, broad trends in business and finance, and interest rate movements. Reduced volume and prices generally result in lower brokerage and investment banking revenues, trading losses as both principal and underwriter, and loss or reduction in incentive and performance fees. Periods of reduced volume will adversely affect profitability because fixed costs remain relatively unchanged. To the extent that purchases of securities are permitted to be made on margin, securities firms also are subject to risks inherent in extending credit. These risks are particularly high during periods of rapidly declining markets because a market decline could reduce collateral value below the amount of a customer’s indebtedness. The business cycles of our different operations and subsidiaries may occur contemporaneously. Consequently, the effect of an economic downturn may have a magnified negative effect on our business. In a period of reduced margin usage by clients, our interest profit may be adversely affected. In the past, heavy trading volume has caused clearance and processing problems for securities firms, and this could occur in the future. In addition, securities firms and asset management firms face risk of loss from errors that can occur in the execution and settlement process. See the section entitled “Securities Brokerage Operations” in our annual report on Form 10-K for the year ended March 31, 2004.

A large portion of our revenues is derived from investment advisory contracts with clients. Under these contracts, the investment advisory fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

•	causing the value of our assets under management to decrease, which would result in lower investment advisory and distribution fees;

•	causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory fees; or

•	decreasing the performance fees earned by our asset management subsidiaries.

If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

Industry Changes and Competitive Factors

The financial services businesses in which we are engaged are extremely competitive. Competition includes numerous national, regional and local asset management firms and broker-dealers, and commercial bank and thrift institutions. Many of these organizations have substantially more personnel and greater financial resources than we do. Discount brokerage firms oriented to the individual investor market, including firms affiliated with banks and mutual fund organizations and on-line brokerage firms, have devoted substantial funds to advertising and direct solicitation of customers in order to increase their share of commission dollars and other securities-related income. We also compete for investment funds with banks, insurance companies and investment companies.

The financial services industry has had considerable consolidation as numerous financial services firms have either been acquired by other financial services firms or ceased operations. In many cases, this has resulted in firms with greater financial resources than ours. In addition, a number of heavily capitalized companies that were not previously engaged in the financial services business have made investments in and acquired financial services firms. Increasing competitive pressures in the financial services industry require firms of our size to offer to their customers many of the services that are provided by much larger firms that have substantially greater resources than we do. A sizable number of new asset management firms and mutual funds have been established in the last ten years, increasing competition in that area of our activities. In addition, access to mutual funds distribution channels has become increasingly competitive. To the extent that we are forced to compete on the basis of price in any of our businesses, we may not be able to maintain our current fee structure in that business, which could adversely affect our revenues and earnings.

A number of firms that offer discount brokerage services to individual investors have been established in recent years. Included in these firms are on-line brokerage firms and affiliates of banks and mutual fund organizations. These firms generally effect transactions at substantially lower commission rates on an “execution only” basis, including through the Internet, without offering other services, like investment and financial advice and research, that are provided by “full-service” brokerage firms such as us. Some of these discount brokerage firms have increased the range of services that they offer. Increases in the number of discount brokerage firms or services provided by these firms may adversely affect us.

In addition, some full-service brokerage firms provide customers discount services, including on-line trading over the Internet. Our Private Client business may be adversely affected by the demand for and availability of on-line securities trading.

Certain institutions, notably commercial banks and thrift institutions, have become a competitive factor in the financial services industry by offering investment banking and corporate and individual financial services traditionally provided only by securities firms. Commercial banks, generally, are expanding their securities activities and their activities relating to the provision of financial services, and are deriving more revenue from these activities, particularly since the November 1999 adoption of legislation that allows commercial banks, securities firms and insurance firms to affiliate. This trend and the legislation may lead to additional consolidation and increasing competition in markets traditionally dominated by investment banks and brokerage firms. Continued expansion of the type and extent of competitive services that banks and other institutions offer or further repeal or modification of administrative or legislative barriers may adversely affect firms such as us that are heavily oriented to individual investors.

In the investment banking business, competitors have increasingly been utilizing their capital in order to secure business from potential clients. For example, competitors will make loans to potential clients or agree to make principal investments in investment banking transactions or in situations that are expected to lead to investment banking transactions. Our ability to maintain and grow our investment banking business could be harmed by this trend. If we utilize our capital to compete for investment banking business, we will be subject to typical investment risks, including that we fail to receive any return from the investment or that we lose all or a portion of the capital invested.

Ability to Maintain Fee Levels

Our profit margins and earnings are dependent in part on our ability to maintain current fee levels for the products and services that our subsidiaries offer. Competition within the financial services industry could lead to our subsidiaries reducing the fees that they charge their clients for products and services. See the section entitled “Competition” in our annual report on Form 10-K for the year ended March 31, 2004. In addition, our subsidiaries may be required to reduce their fee levels, or restructure the fees they charge, as a result of regulatory initiatives or proceedings that are either industry-wide, or specifically targeted. For example, several firms in the mutual fund business have agreed to reduce the management fees that they charge registered mutual funds as part of regulatory settlements. A reduction or other change in the fees that our subsidiaries charge for their products and services could reduce our revenues and earnings. See the section entitled “Regulation” in our annual report on Form 10-K for the year ended March 31, 2004.

In the fiscal years ended March 31, 2004 and 2003, we received $190.1 million and $137.0 million, respectively, in revenues from asset-based investment fund distribution and service fees. A substantial majority of these revenues were distribution fees paid to Legg Mason Wood Walker by the Legg Mason Funds in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940 (“Rule 12b-1”). We believe that these distribution fees are a critical element in the distribution of the Legg Mason Funds. There have recently been suggestions from regulatory agencies and other industry participants that Rule 12b-1 distribution fees in the mutual fund industry should be reconsidered and, potentially, reduced or eliminated. We believe that distribution related fees paid to financial advisors will remain a key element in the mutual fund industry. However an industry-wide reduction or restructuring of Rule 12b-1 distribution fees could have a material adverse effect on our ability to distribute Legg Mason sponsored mutual funds and on our revenues and earnings.

Strategic Transactions

As part of our business strategy, we regularly review, and from time to time have discussions with respect to, possible strategic transactions, including potential acquisitions, dispositions, consolidations, joint ventures or similar transactions, some of which may be material. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including:

•	adverse effects on our reported earnings per share in the event acquired intangible assets or goodwill become impaired;

•	existence of unknown liabilities or contingencies that arise after closing; and

•	potential disputes with counterparties.

They also pose the risk that any business may lose customers or employees or could underperform relative to expectations. We could also experience financial or other setbacks if transactions encounter unanticipated problems, including problems related to execution or integration. Future transactions also may further increase our leverage or, if we issue equity securities to pay for acquisitions, dilute the holdings of our existing stockholders.

Regulatory Matters/Conflicts of Interest

Our business is subject to regulation by various regulatory authorities that are charged with protecting the interests of broker-dealers’ and investment advisors’ customers. See the section entitled “Regulation” in our annual report on Form 10-K for the year ended March 31, 2004. Our business and results of operations can be adversely affected by Federal, state and foreign regulatory issues and proceedings.

The Financial Services Authority (the “FSA”) in the United Kingdom has been conducting an investigation into a number of fund management and brokerage firms involved in the split capital investment trust business in the United Kingdom, including our subsidiary, Legg Mason Investments (Europe) Limited (“LMI”). In the very near future, LMI is likely to be among a number of firms that will enter into a settlement agreement with the FSA to resolve the FSA’s investigation. Under the proposed settlement agreement, without admitting any wrongdoing, LMI would contribute to a fund that will be available for distribution to certain eligible investors in split capital trust investment vehicles. As of September 30, 2004, we have established reserves which we believe are adequate, and therefore, we expect the impact of this settlement on our results of operations for the quarter ended December 31, 2004 will be insignificant.

Starting in September 2003, we have responded to inquiries from the office of the New York Attorney General and the Securities and Exchange Commission relating to their industry-wide mutual fund probes. Legg Mason Wood Walker has been cooperating with two separate investigations undertaken by the Securities and Exchange Commission staff (the “Staff”) that arose out of those inquiries. One investigation is ongoing, and we are not currently able to predict the outcome of that investigation, or to predict what effect, if any, that investigation will have on our business or results of operations. With respect to the Staff’s other investigation, Legg Mason Wood Walker recently commenced negotiations with the Staff to resolve all aspects of that investigation and recorded a $1.2 million charge in the September 2004 quarter. While no settlement with the Securities and Exchange Commission has been reached and no assurance can be given that this matter will be settled consistent with the amount reserved, we do not expect that a settlement of that investigation will be material to our business and results of operations.

Our reputation is one of our most important assets. As we have expanded the scope of our businesses and our client base, we increasingly have to address conflicts of interest. We have procedures and controls that are designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our revenues or earnings.

Financial scandals have led to insecurity and uncertainty in the financial markets. In response to these scandals, the Sarbanes-Oxley Act of 2002 effected significant changes to corporate governance, accounting requirements and corporate reporting. This law generally applies to all companies, including us, with equity or debt securities registered under the Securities Exchange Act of 1934, as amended. We have taken numerous actions, and incurred substantial expenses, over the last year and a half to comply with the Sarbanes-Oxley Act, related regulations promulgated by the Securities and Exchange Commission and other corporate governance requirements of the New York Stock Exchange.

Effect of Net Capital Requirements

The Securities and Exchange Commission and the New York Stock Exchange have stringent rules with respect to the net capital requirements of securities firms. A significant operating loss or extraordinary charge against net capital may adversely affect the ability of our broker-dealer subsidiaries to expand or even maintain their present levels of business. See the section entitled “Net Capital Requirements” in our annual report on Form 10-K for the year ended March 31, 2004 and “Liquidity and Capital Resources” in our quarterly report on Form 10-Q for the quarter ended September 30, 2004.

Litigation/Insurance Availability

Many aspects of our business involve substantial risks of liability. In the normal course of business, our subsidiaries have been named as defendants or co-defendants in lawsuits seeking substantial damages. We are also involved from time to time in governmental and self-regulatory agency investigations and proceedings. There has been an increased incidence of litigation and regulatory investigations in the financial services industry in recent years, including customer claims as well as class action suits seeking substantial damages. See “Item 3—Legal Proceedings” in our annual report on Form 10-K for the year ended March 31, 2004.

Our businesses entail the inherent risk of liability related to litigation from clients or third party vendors and actions taken by regulatory agencies. To help protect against these potential liabilities, we purchase insurance in amounts, and against risks, that we consider appropriate. There can be no assurance, however, that a claim or claims will be covered by insurance or, if covered, will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide us with coverage or that insurance coverage will continue to be available with sufficient limits at a reasonable cost. Over the last several years, insurance expenses have increased and we expect further increases to be significant going forward. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. Renewals of insurance policies may expose Legg Mason to additional costs through higher premiums or the assumption of higher deductibles or co-insurance liability.

Importance of Key Personnel

We are dependent on the continued services of our management team, including our Chief Executive Officer, and a number of our key asset management and securities personnel. The loss of any of such personnel without adequate replacement could have a material adverse effect on us. Moreover, since certain of our asset management subsidiaries contribute significantly to our revenues and earnings, the loss of even a small number of key personnel at these subsidiaries could have a disproportionate impact on our business. Additionally, we need qualified managers and skilled employees with financial services experience in order to operate our business successfully. The market for experienced asset management and securities professionals is extremely competitive and is increasingly characterized by the frequent movement of employees among different firms. In addition, since many of the individual employees at our asset management and securities subsidiaries often maintain a strong, personal relationship with their clients that is based on the clients’ trust in the employee, the departure of one or more of these employees could cause the subsidiary to lose client accounts, which could have a material adverse effect on our results of operations and financial condition. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations and financial results would be materially adversely affected.

Operational Risks

There is considerable fluctuation during any year and from year-to-year in the volume of transactions we must process. We record transactions and post our books on a daily basis. Operations personnel monitor day-to-day operations to determine compliance with applicable laws, rules and regulations. Any failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, a financial loss, a disruption of our businesses, liability to clients, regulatory problems or damage to our reputation. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that have a security impact. If one or more of such events occur, it potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to spend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against fully or not fully covered through any insurance that we maintain.

We depend on our headquarters and operations center for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electrical communications, transportation or other services used by us or third parties with whom we conduct business, directly affecting our headquarters or operations center may have a material adverse impact on our ability to continue to operate our business without interruption. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses.

International Operations

A number of our subsidiaries operate in Canada and the United Kingdom on behalf of international clients. We also have offices in Spain, Singapore and Switzerland. Our international operations require us to comply with the legal requirements of foreign jurisdictions and expose us to the political consequences of operating in foreign jurisdictions. Our foreign business operations are also subject to the following risks:

•	difficulty in managing, operating and marketing our international operations;

•	fluctuations in currency exchange rates which may result in substantial negative effects on assets under management; and

•	significant adverse changes in foreign legal and regulatory environments.

USE OF PROCEEDS

We expect that we will receive net proceeds from this offering of approximately $270,100,000 ($310,660,000 if the underwriters’ overallotment option is exercised in full), after deducting the underwriting discount and commissions and estimated offering expenses payable by us. We intend to use these net proceeds for general corporate purposes, including potential future acquisitions.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “LM”. The following table indicates the high and low closing prices of our common stock, as reported by the New York Stock Exchange, and the dividends that we declared per share during the periods indicated.

Quarter Ended or Ending	High*	Low*	Cash Dividends Declared*
December 31, 2004 (through December 15, 2004)	$72.75	$52.73	$0.150
September 30, 2004	60.05	48.97	0.150
June 30, 2004	66.07	56.83	0.100
March 31, 2004	63.22	52.25	0.100

December 31, 2003	56.67	49.25	0.100
September 30, 2003	51.13	44.50	0.100
June 30, 2003	44.25	32.73	0.073
March 31, 2003	35.33	30.33	0.073

December 31, 2002	35.15	25.44	0.073
September 30, 2002	32.33	25.60	0.073
June 30, 2002	37.98	31.93	0.066
March 31, 2002	37.87	32.47	0.066

*	Adjusted to reflect a 3-for-2 stock split paid September 24, 2004.

The last reported sale price of our common stock on the New York Stock Exchange on December 15, 2004 was $70.30 per share.

The quarterly dividends of $0.15 per share declared during the fiscal quarters ended September 30, 2004 and December 31, 2004 would indicate an annual dividend rate of $0.60 per share. However, future dividends have not been declared and dividends on our shares of common stock are payable at the discretion of our board of directors out of legally available funds. Future payments of dividends, and the amounts of these dividends, will depend on our financial condition, results of operations, capital requirements and other factors.

Investors in this offering will not be entitled to receive the dividend declared by our board of directors on October 19, 2004, because the record date for that dividend occurred prior to the date of delivery of the shares to be sold in this offering.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of September 30, 2004, (i) on an actual basis and (ii) on an adjusted basis, giving effect to the issuance and sale of 4,000,000 shares of common stock at the public offering price of $70.30, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, as if this offering occurred on September 30, 2004.

	As of September 30, 2004
	(in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$589,641	$859,741

Long-term debt	$849,611	$849,611

Stockholders’ equity
Common stock	10,067	10,467
Shares exchangeable into common stock	7,194	7,194
Additional paid-in capital	403,325	673,025
Deferred compensation and officer note receivable	(28,992)	(28,992)
Employee stock trust	(123,775)	(123,775)
Deferred compensation employee stock trust	123,775	123,775
Retained earnings	1,325,482	1,325,482
Accumulated other comprehensive income, net	11,246	11,246

Total stockholders’ equity	1,728,322	1,998,422

Total capitalization	$2,577,933	$2,848,033

UNDERWRITING

We intend to offer the shares of common stock through the underwriters named below, for whom Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of our common stock listed opposite their names below.

Underwriter	Number of Shares
Legg Mason Wood Walker, Incorporated	1,333,334
Goldman, Sachs & Co.	1,333,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,333,333

Total	4,000,000

In the purchase agreement, the underwriters have agreed, subject to the terms and conditions set forth in the purchase agreement, to purchase all the shares of our common stock offered hereby if any of such shares are purchased. If any underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may terminate.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.62 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$70.30	$281,200,000	$323,380,000
Underwriting discount	$2.70	$10,800,000	$12,420,000

Proceeds, before expenses, to Legg Mason	$67.60	$270,400,000	$310,960,000

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $300,000.

Overallotment Option

We have granted an option to the underwriters to purchase up to 600,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Restriction on Sales of Shares of Our Common Stock

We and certain of our directors and executive officers will agree with the underwriters for this offering, subject to certain exceptions, not to, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, during a period 60 days from the date of this prospectus supplement (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. This agreement does not apply to the shares to be sold pursuant to this prospectus supplement, any shares of our common stock issued upon the exercise of an option or warrant or the conversion or mandatory exchange of a security outstanding on the date hereof and referred to in this prospectus supplement or the accompanying prospectus, any shares of our common stock issued or options to purchase our common stock granted pursuant to our existing employee benefit plans referred to in this prospectus supplement or the accompanying prospectus, any shares of our common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan or securities issued as consideration pursuant to acquisitions and registration statements registering resales of such securities.

New York Stock Exchange Listing

The shares of our common stock are listed on the New York Stock Exchange under the symbol “LM”.

Price Stabilization and Short Positions

Until the distribution of shares of our common stock is completed, rules of the Securities and Exchange Commission may limit the underwriters from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases that peg, fix or maintain that price.

The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issue in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase the shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriter has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short positions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that would otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain Regulatory Matters

No underwriter in this offering will confirm initial sales of the shares of common stock offered hereby to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the sale price of the shares offered pursuant to this prospectus supplement.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the date of the issuance of the shares of common stock offered hereby, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Other Relationships

Each of the underwriters and certain of their affiliates have provided, and may in the future provide, certain investment banking, financial advisory and commercial banking services for us, for which they have received, and will receive, customary fees and commissions. Legg Mason Wood Walker, Incorporated is our principal broker-dealer subsidiary.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York. Sullivan & Cromwell, LLP, New York, New York, will pass upon the validity of the shares of common stock offered hereby for the underwriters. Shearman & Sterling LLP and Sullivan & Cromwell LLP will rely on the opinion of Robert F. Price, Esq., our General Counsel, as to certain matters governed by Maryland law. Mr. Price beneficially owns, or has rights to acquire under our employee benefit plan, less than 1% of our common stock.

EXPERTS

The financial statements and financial statement schedules incorporated in this prospectus supplement by reference to the annual report on Form 10-K of Legg Mason, Inc. for the year ended March 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$575,000,000

Legg Mason, Inc.

Debt Securities

Convertible Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Equity Units

Pursuant to a “shelf” registration statement of which this prospectus is a part, we, Legg Mason, Inc., may offer notes, debentures or other debt securities, including debt securities which may be convertible into shares of our common stock, par value $.10 per share, shares of common stock, shares of preferred stock, par value $10.00 per share, warrants, stock purchase contracts and equity units. Pursuant to this process, we may sell such securities from time to time together or separately in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale.

This prospectus will describe the general terms of the securities and the general manner in which we will offer such securities. Each time we sell securities, we will provide a prospectus supplement that will contain the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which we will offer the securities.

The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under “Where You Can Find More Information” carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 10, 2003

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http:/www.sec.gov. Our common stock is listed on the New York Stock Exchange under the Symbol “LM.” Information about us also is available at the exchange.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with them. This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. The preferred stock, common stock, warrants to purchase shares of common stock and preferred stock, certain debt securities, warrants to purchase debt securities, stock purchase contracts and equity units covered by this prospectus will be described in more detail in the applicable prospectus supplement and in the form of such securities, if any, which will be filed with the SEC before we issue such securities. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date our offering of securities has been completed or, if later, the date on which our affiliates cease offering and selling these securities:

•	Annual Report on Form 10-K for the year ended March 31, 2002.

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002.

•	The description of our common stock, par value $.10 per share, contained in Amendment No. 5 to our Application for Registration on Form 8-A, filed February 23, 2001.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attn: Corporate Secretary

(410) 539-0000

Exhibits to these filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is current only as of the date hereof. Unless the context requires otherwise, the terms “Legg Mason,” “we,” “us,” and “our” refers to Legg Mason, Inc. and its predecessors and subsidiaries.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus or included in any prospectus supplement may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking documents. These forward-looking statements may contain information related, but not limited to:

•	anticipated growth in revenues or earnings per share;

•	anticipated changes in our business or in the amount of client assets under management;

•	anticipated expense levels and expectations regarding financial market conditions; and

•	anticipated performance of recent, pending and future acquisitions.

In some cases, you can identify forward looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially due to a number of factors including, but not limited to:

•	the volatile and competitive nature of the financial services industry;

•	changes in domestic and foreign economic and market conditions;

•	the loss of key employees or principals of our current or future operating subsidiaries;

•	the effect of current and future federal, state and foreign regulation of the financial services industry, including potential liability under applicable securities laws;

•	market, credit and liquidity risks associated with our investment management, underwriting, securities trading and market-making activities;

•	the impairment of acquired intangible assets and goodwill;

•	potential restrictions on the business of, and withdrawal of capital from, certain of our subsidiaries due to net capital requirements; and

•	the effect of any acquisitions.

Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus. In assessing these forward-looking statements you should carefully consider the factors discussed under the captions “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Forward Looking Statements” of our reports on Form 10-Q and “Business—Factors Affecting the Company and the Financial Services Industry” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Forward-Looking Statements” of our most recent annual report on Form 10-K, which describe the risks and factors that could cause results to differ materially from those projected in such forward looking statements.

We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our businesses. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

THE COMPANY

We are a holding company that, through our subsidiaries, is principally engaged in providing the following services to individuals, institutions, corporations, governments and government agencies:

•	asset management;

•	securities brokerage;

•	investment banking; and

•	other related financial services.

We currently operate through four business segments: Asset Management, Private Client, Capital Markets and Other.

In our Asset Management business segment, we provide investment advisory services to company-sponsored investment funds and asset management services to institutional and individual investors. As of September 30, 2002, our subsidiaries had an aggregate of $176.6 billion of assets under management. We divide our asset management business into three groups: Mutual Funds, Institutional and Wealth Management.

In our Mutual Funds business, we sponsor domestic and international equity, fixed income and money market mutual and closed-end funds and other proprietary funds. We have two asset management subsidiaries that primarily focus on managing proprietary investment funds:

•	Legg Mason Funds Management, Inc., which is located in Baltimore, Maryland; and

•	Royce & Associates, LLC, which is located in New York, New York.

Our Institutional asset management subsidiaries provide a wide range of asset management services and products to domestic and international institutional clients. Our Institutional asset management subsidiaries are:

•	Western Asset Management Company and Western Asset Management Company Limited, which are primarily located in Pasadena, California and London, England, respectively;

•	Perigee Investment Counsel Inc., which is primarily located in Toronto, Canada;

•	Brandywine Asset Management, LLC, which is located in Wilmington, Delaware;

•	Batterymarch Financial Management, Inc., which is primarily located in Boston, Massachusetts;

•	Legg Mason Capital Management, Inc., which is located in Baltimore, Maryland; and

•	Legg Mason Investments Holdings Limited, which is located in London, England.

Our Wealth Management subsidiaries provide customized, discretionary investment management services and products to high net worth individuals and families, endowments and foundations and institutions. Our Wealth Management subsidiaries are:

•	Private Capital Management, L.P., which is located in Naples, Florida;

•	Bartlett & Co., which is primarily located in Cincinnati, Ohio;

•	Barrett Associates, Inc., which is located in New York, New York;

•	Gray, Seifert & Co., Inc., which is located in New York, New York;

•	Berkshire Asset Management, Inc., which is located in Wilkes-Barre, Pennsylvania;

•	Legg Mason Focus Capital, Inc., which is primarily located in Bala Cynwyd, Pennsylvania; and

•	Legg Mason Trust, fsb, which is located in Baltimore, Maryland.

Our Private Client and Capital Markets business segments are primarily conducted through Legg Mason Wood Walker, Incorporated (“Legg Mason Wood Walker”), our principal broker-dealer subsidiary. Legg Mason Wood Walker is a full service broker-dealer, investment adviser and investment banking firm operating primarily in the Eastern and Southern regions of the United States.

Our Other business segment consists primarily of the operations of Legg Mason Real Estate Services, Inc., our principal real estate finance subsidiary. Legg Mason Real Estate Services is primarily engaged in commercial mortgage banking and servicing and discretionary and non-discretionary management of commercial real estate-related assets.

Legg Mason, Inc. was incorporated in Maryland in 1981 to serve as a holding company for Legg Mason Wood Walker and other subsidiaries. The predecessor company to Legg Mason Wood Walker was formed in 1970 under the name Legg Mason & Co., Inc. to combine the operations of Legg & Co., a Maryland-based broker-dealer formed in 1899, and Mason & Company, Inc., a Virginia-based broker-dealer formed in 1962. Our subsequent growth has occurred through internal expansion as well as through the acquisition of asset management, broker-dealer and commercial mortgage banking firms.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Six Months Ended September 30, 2002	Years Ended March 31,
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	3.6	2.7	2.3	2.7	2.4	2.5
Ratio of earnings to combined fixed charges and preferred stock dividends	3.6	2.7	2.3	2.7	2.4	2.5

The ratio of earnings to fixed charges was computed by dividing the sum of our earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of all interest and one-third of our rent expense (considered representative of the interest factor).

The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing the sum of our earnings before income taxes and fixed charges by the sum of fixed charges and preferred stock dividends. As of the date hereof, we have one share of preferred stock outstanding and we have never declared any dividends on this share of preferred stock.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes. This may include our continued expansion and diversification, both by internal growth and by acquisition, primarily of our asset management and securities brokerage businesses and repayment of our outstanding indebtedness. Pending any of the foregoing applications, the net proceeds may be invested temporarily in short-term, interest bearing securities.

THE SECURITIES

We intend to sell our securities from time to time. These securities may include the following, in each case, as specified by us at the time of offering:

•	common stock;

•	preferred stock which may be:

•	convertible into another series of preferred stock or common stock; or

•	exchangeable for debt securities;

•	warrants to purchase shares of common stock or preferred stock;

•	debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible or exchangeable into other securities, including our debt securities, preferred stock or common stock or securities of another company;

•	warrants to purchase debt securities;

•	stock purchase contracts which obligate holders to purchase from us and obligate us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates; and

•	equity units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the equity units to purchase the securities under the stock purchase contracts.

We may offer the securities independently or together with other securities and the securities may be attached to, or separate from other securities. We will offer the securities to the public on terms determined by market conditions at the time of sale. The terms will be described in a prospectus supplement relating to the specific issue of securities.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions that are common to all debt securities that we may offer. Most of the financial terms and other specific terms of any debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. If the information in the applicable prospectus supplement is different than information contained in this prospectus, you should rely on information in the prospectus supplement.

The debt securities will constitute either senior debt (the “Senior Securities”) or subordinated debt (the “Subordinated Securities”) of Legg Mason. Senior Securities will be issued under the Indenture dated as of February 9, 1996 between us and The Bank of New York, as Trustee (the “Senior Trustee”) (as it may be supplemented from time to time, the “Senior Indenture”). Subordinated Securities will be issued under a separate Indenture to be entered into between us and The Bank of New York (the “Subordinated Trustee”) (as it may be supplemented from time to time, the “Subordinated Indenture”). We will refer to the Senior Indenture and the Subordinated Indenture together as the “Indentures” and each as an “Indenture.” The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). We have filed forms of each of the Indentures together with our Form S-3, filed with the SEC on January 11, 1996, and an execution copy of the Senior Indenture together with our Form 8-K, filed with the SEC on February 12, 1996. The term “Trustee” refers to either the Senior Trustee or the Subordinated Trustee, as the context requires.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section we use capitalized words to signify terms that have been specifically defined in the Indentures. Some of the definitions are repeated herein, but for the rest you will need to read the Indentures. We also include references in parentheses to certain sections of the Indentures or the TIA. Whenever we refer to particular sections or defined terms of the Indentures in this prospectus or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. Unless otherwise noted, the section numbers refer to both Indentures. Except as otherwise indicated, the terms of the Indentures are identical. As used in the discussion under this caption “Description of Debt Securities,” the term “we” or “us” means Legg Mason, Inc.

General

Neither Indenture limits the aggregate principal amount of debt securities that we may issue from time to time. Each Indenture provides that we may issue debt securities from time to time in one or more series. (Section 3.1) Unless otherwise specified in the applicable prospectus supplement, the Senior Securities, when issued, will be our unsecured and unsubordinated obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The Subordinated Securities, when issued, will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our Senior Debt (as defined in the Subordinated Indenture) under the circumstances described herein and in the applicable prospectus supplement. (Section 15.1 of the Subordinated Indenture) Substantially all of our assets are owned by our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the distribution of the assets of any of our subsidiaries upon its liquidation, recapitalization or otherwise, will generally be subject to the prior claims of such subsidiary’s creditors. In addition, dividends, loans and advances to us from certain of our subsidiaries, including Legg Mason Wood Walker, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various domestic and foreign regulatory bodies.

You should read the applicable prospectus supplement for the following terms and provisions with respect to the offered debt securities:

(1) the title of the debt securities;

(2) whether the debt securities are Senior Securities or Subordinated Securities;

(3) the aggregate principal amount, and any limit on the aggregate principal amount, of the debt securities;

(4) the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form or in the form of Book-Entry Securities, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities may be exchanged for Registered Securities and vice versa (if permitted by applicable laws and regulations);

(5) the circumstances under which any global securities or Book-Entry Securities may be registered to a Person other than the Depository for these global securities or Book-Entry Securities or its nominee;

(6) the price or prices (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

(7) the date or dates on which the debt securities will mature;

(8) the rate or rates per annum at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

(9) the Interest Payment Dates on which any such interest on the debt securities will be payable, the Regular Record Date for any interest payable on any debt securities which are registered securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global security on an Interest Payment Date will be paid;

(10) any mandatory or optional sinking fund or analogous provisions;

(11) each office or agency where, subject to the terms of the applicable Indenture as described below under “Payment and Paying Agents,” the principal of and any premium and interest on the debt securities will be payable;

(12) each office or agency where, subject to the terms of the applicable Indenture as described below under “Form, Exchange, Registration and Transfer,” the debt securities may be presented for registration of transfer or exchange;

(13) the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions, which may include with respect to a particular series or particular debt securities within a series, a redemption option of Holders upon certain conditions, as defined in the applicable Indenture;

(14) the denominations in which any debt securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are Bearer Securities will be issuable, if other than the denomination of $5,000;

(15) the currency or currency units of payment of the principal of (and premium, if any) and interest on the debt securities;

(16) any index or formula used to determine the amount of payments of the principal of (and premium, if any) and interest on the debt securities and the manner in which such amounts shall be determined;

(17) the terms and conditions, if any, pursuant to which such debt securities are convertible or exchangeable into other securities, including our debt securities, common stock or preferred stock or securities of another company;

(18) the terms pursuant to which such debt securities are subject to defeasance; and

(19) any other terms of such debt securities.

Any prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

We may issue debt securities as Original Issue Discount Securities. An Original Issue Discount Security is a debt security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity of the debt security and which provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the Stated Maturity, determined in accordance with the terms of the debt security, shall become due and payable. (Sections 3.1 and 5.2) We will describe certain special United States federal income tax considerations applicable to debt securities sold at an original issue discount in any prospectus supplement relating to these debt securities. In addition, we will describe certain special United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars in any prospectus supplement relating to these debt securities.

Under the Indentures, we will have the ability to issue debt securities with terms different from those of debt securities previously issued. In addition, we will have the ability, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of this series (unless a reopening was restricted when this series was created), in an aggregate principal amount determined by us. (Section 3.1)

Form, Exchange, Registration and Transfer

Form

We may issue debt securities of a series in definitive form

•	solely as Registered Securities;

•	solely as Bearer Securities; or

•	as both Registered Securities and Bearer Securities. (Section 3.1)

Unless otherwise indicated in the applicable prospectus supplement, we will attach interest coupons to all Bearer Securities. (Section 2.1) The Indentures also provide that we may issue debt securities of a series in temporary or permanent global form and as Book-Entry Securities that will be deposited with, or on behalf of, The Depository Trust Company (the “Depository”) or another depository named by us and identified in a prospectus supplement with respect to such series. See “Global and Book-Entry Debt Securities.” Each Bearer Security, and any coupon attached thereto, other than a temporary global Bearer Security will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.”

In connection with its original issuance, we may not mail or otherwise deliver a Bearer Security (including a debt security exchangeable for a Bearer Security or a debt security in global form that is either a Bearer Security or exchangeable for Bearer Securities) to any location in the United States or to any United States person (as defined under “Limitations on Issuance of Bearer Securities”). Also, we may deliver a Bearer Security in connection with its original issuance only if the Person entitled to receive such Bearer Security furnishes written certification of the beneficial ownership of the Bearer Security as required by Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3) (or any comparable successor provisions). If you hold a Bearer Security in permanent global form, you must give certification of the beneficial owner’s interest in such Bearer Security at the time such debt security is originally issued. See “Global and Book-Entry Debt Securities” and “Limitations on Issuance of Bearer Securities.”

Exchange

You may exchange Registered Securities of any series for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both Registered Securities and Bearer Securities, you as holder have the option to exchange Bearer Securities of such series into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

If you surrender Bearer Securities in exchange for Registered Securities before the relevant date for payment of interest on such Bearer Securities, you must do so without the coupon relating to that date for payment of interest. Interest accrued as of that date will not be paid on the Registered Security but only to the holder of the coupon when due.

You may not register a Book-Entry Security for transfer or exchange unless

•	the Depository or a nominee of the Depository notifies us that it is unwilling or unable to continue as Depository;

•	the Depository ceases to be qualified as required by the applicable Indenture;

•	we instruct the Trustee otherwise;

•	there exists an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the debt securities evidenced by such Book-Entry Securities; or

•	there exists such other circumstances if any, as may be specified in the applicable prospectus supplement.

You may present debt securities for exchange as provided above. You may present or surrender Registered Securities for registration of transfer or for exchange (with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Any transfer or exchange will be effected after the Security Registrar or a transfer agent, as the case may be, has verified the documents of title and identity of the person making the request.

We may at any time rescind the designation of any transfer agent initially made by us and referred to in the applicable prospectus supplement or approve a change in its location. We will be required, however, to maintain a transfer agent in each Place of Payment for any series of debt securities issuable solely as Registered Securities. For any series issuable as Bearer Securities, we will be required to maintain a transfer agent in a Place of Payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 10.2)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption or publish such notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed and except that we will continue to exchange Bearer Securities for Registered Securities if such Bearer Securities are simultaneously surrendered for redemption. (Section 7.5)

Payment and Paying Agents

If Bearer Securities are issued, unless otherwise indicated in the applicable prospectus supplement, we will maintain an office or agency outside the United States for the payments of all amounts due on the Bearer Securities. Unless otherwise indicated in the prospectus supplement, payment of interest on any Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon for such Interest Payment Date. (Section 10.1) No payment with respect to any Bearer Security will be made at any office or agency of ours in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of the principal of, premium and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of our Paying Agent in The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

Unless otherwise indicated in the applicable prospectus supplement, we will pay principal, interest, and premium, if any, on Registered Securities to you at the office of the Paying Agent as we may designate from time to time, except that we have the option to pay by wire transfer of immediately available funds or check mailed to the address of the entitled person in the Security Register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Holders of Record on the Record Date. (Section 3.7)

Unless otherwise indicated in the applicable prospectus supplement, for payment with respect to Registered Securities, we will designate the Corporate Trust Office of our Trustee in The City of New York as our Paying Agent. For payment with respect to debt securities which are issuable solely as Bearer Securities, or both as Registered Securities and Bearer Securities, we will maintain a Paying Agent outside of the United States. (Section 10.2) The applicable prospectus supplement will name any Paying Agents outside the United States and any other Paying Agent in the United States initially designated by us for the debt securities. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the location of any office or agency, except that if debt securities of a series are issuable solely as Registered

Securities, we will be required to maintain a Paying Agent in each Place of Payment for such series and, if debt securities of a series are issuable as Bearer Securities, we will be required to maintain (1) a Paying Agent in The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (2) a Paying Agent in a Place of Payment located outside the United States where debt securities of such series and any coupons relating to these debt securities may be presented and surrendered for payment. If the debt securities are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain a Paying Agent in any city located outside the United States required by such stock exchange. (Section 10.2)

We will make payments of any amounts due on Book-Entry Securities registered in the name of the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Book-Entry Securities. We expect that the Depository, upon receipt of any amounts due on any debt securities, will credit immediately the accounts of the participants in amounts proportionate to their respective beneficial interests. Neither we, the Trustee, any Paying Agent nor the Securities Registrar for such debt securities will have any responsibility or liability for any aspects of the records relating to, or payments made on account of, such beneficial ownership interests in the Book-Entry Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

All moneys we pay to a Paying Agent for the payment of any amounts due on any debt securities which remain unclaimed at the end of two years after the amount has become due will be repaid to us and the Holder of such debt security or any coupon will thereafter be an unsecured general creditor and look only to us for payment of any such amount. (Section 10.3)

Global and Book-Entry Debt Securities

Debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. If so specified in the prospectus supplement, debt securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary or permanent global debt securities, without interest coupons, to be deposited with a common depository in London for the benefit of the Euroclear System (“Euroclear”) and Cedel Bank, Societe Anonyme (“Cedel”) and credited to the accounts of the beneficial owners of such debt securities. (Section 3.4) Unless otherwise indicated by the applicable prospectus supplement, on or after 40 days following its issuance, each temporary global debt security will be exchangeable for definitive Bearer Securities, definitive Registered Securities, all or a portion of a permanent global debt security, or any combination thereof, as specified in the prospectus supplement, only upon written certification in the form and to the effect described under “Form, Exchange, Registration and Transfer.” No Bearer Security (including a debt security in permanent global form) delivered in exchange for a portion of a temporary or permanent global debt security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 3.5)

An investor should be aware that when debt securities are issued in the form of global debt securities:

•	the investor cannot get debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the debt securities;

•	the investor must look to his or her own bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

•

the Depository’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global debt security. We and the Trustee have no responsibility for any aspect of the Depository’s actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the Depository in any way; and

•	the Depository will usually require that interests in a global debt security be purchased or sold within its system using same-day funds.

If debt securities to be sold in the United States are designated by us in a prospectus supplement as Book-Entry Securities, a global debt security representing the Book-Entry Securities will be deposited in the name of Cede & Co., as nominee for the Depository representing the securities to be sold in the United States. Upon such deposit of the Book-Entry Securities, the Depository shall credit an account maintained or designated by an institution to be named by us or any purchaser of the debt securities represented by the Book-Entry Securities with an aggregate amount of debt securities equal to the total number of debt securities that have been so purchased. The specific terms of any depository arrangement with respect to any portion of a series of debt securities to be represented by one or more global securities will be described in the applicable prospectus supplement. Beneficial interests in such debt securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depository and the institutions that are Depository participants.

Subordination of Subordinated Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the Subordinated Securities.

Upon any distribution of our assets in the event of any dissolution, winding up, liquidation or reorganization, the payment of any amounts due on the Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Section 15.1 of the Subordinated Indenture). To that end, the holders of our Senior Debt shall be entitled to receive, for application to the payment of such debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Securities. (Section 15.2 of the Subordinated Indenture)

By reason of such subordination, in the event of liquidation or insolvency, our creditors may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Subordinated Securities.

In the event of the acceleration of the maturity of any Subordinated Securities, we must first pay the Holders of all Senior Debt outstanding at the time of such acceleration payment in full of all amounts due before we pay the Holders of the Subordinated Securities any payment upon the principal of (and premium, if any) or interest on, the Subordinated Securities. (Section 15.3 of the Subordinated Indenture)

We may not make any payments on account of any amounts due in respect of the Subordinated Securities if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity of such Senior Debt, or if any judicial proceeding shall be pending with respect to any such default. (Section 15.4 of the Subordinated Indenture) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than our stock and certain subordinated securities) upon conversion of a Subordinated Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security. (Section 15.14 of the Subordinated Indenture)

The Subordinated Indenture does not limit or prohibit us from incurring additional Senior Debt, which may include indebtedness that is senior to the Subordinated Securities, but subordinate to our other obligations. The Senior Securities constitute Senior Debt under the Subordinated Indenture.

“Senior Debt” is defined to include the principal of (and premium, if any) and interest on all of our indebtedness (including indebtedness of others guaranteed by us), including our 6.50% Senior Notes due 2006, our 6.75% Senior Notes due 2008 and our Liquid Yield Option™1 Notes due 2031, other than any obligations specifically designated as being subordinate in right of payment to Senior Debt, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is for money borrowed or evidenced by bonds, debentures, notes or similar instruments and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Section 1.1 of the Subordinated Indenture)

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Securities of a particular series.

Conversion or Exchange Rights

The terms on which debt securities of any series are convertible into or exchangeable for other securities, including our debt securities, our preferred stock or common stock or securities of another company will be set forth in the applicable prospectus supplement relating to such securities. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the Holder or at our option, and may include provisions pursuant to which the number of shares or amount of the security to be received by the Holders of debt securities would be subject to adjustment. (Section 3.1 and Article XIV)

Certain Covenants

Negative Pledge. The Senior Indenture provides that we and any successor corporation will not, and will not permit any Subsidiary (as defined in such Indenture) to create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by such Indenture) on the Voting Securities (as defined in such Indenture) of Legg Mason Wood Walker without making effective provision whereby the debt securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. (Section 10.7 of the Senior Indenture)

Unless otherwise specified in any prospectus supplement, the Indentures contain no other restrictive covenants or other provisions providing for a put or increased interest or otherwise, including any that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving us or any of our affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios and acquisitions and divestitures.

Consolidation, Merger or Sale of Assets. We, without the consent of the Holders of any of the Outstanding debt securities under the applicable Indenture, may consolidate with or merge with or into, or sell, lease, transfer or otherwise dispose of our assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge with or into us or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to us, provided that, among other things,

•	any successor Person assumes our obligations on the debt securities and under the applicable Indenture,

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and

•	certain other conditions are met. (Section 8.1)

[1]	Trademark of Merrill Lynch & Co., Inc.

Events of Default

You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection. (Section 5.1)

What Is An Event of Default? The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	we do not pay the principal of a debt security of your series on its due date;

•	we do not pay interest on a debt security of your series within 30 days of its due date;

•	we remain in breach of a covenant in respect of debt securities of your series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of your series;

•	we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur;

•	we do not pay an amount due at maturity on indebtedness of over $10 million for 30 days after we receive notice of such default. The notice must be sent by either the Trustee or holders of 25% of the aggregate principal amount of all outstanding debt securities under the relevant Indenture (treated as one class);

•	we default on indebtedness and, as a result, over $10 million of our indebtedness is accelerated and not cured within 30 days after we receive a written notice of default. The notice must be sent by either the Trustee or holders of 25% of the aggregate principal amount of all outstanding debt securities under the relevant Indenture (treated as one class); and

•	any other Event of Default in respect of debt securities of your series described in the applicable prospectus supplement occurs. (Section 5.1)

Remedies If An Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the Holders of at least a majority in principal amount of the debt securities of the affected series. (Section 5.2)

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 5.7 and TIA Section 315) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 5.12) No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or Event of Default. (Section 5.11)

Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	the Holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice. (Section 5.12)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 5.8)

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium, interest or (2) in respect of a covenant that cannot be modified or amended without the consent of each Holder. (Section 5.13)

If your securities are held for you by a bank or brokerage firm, you should consult such bank or brokerage firm for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

Each Indenture contains a covenant that we will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 10.8 of the Senior Indenture; Section 10.7 of the Subordinated Indenture)

Defeasance and Discharge

If so specified with respect to any particular series of debt securities, we may discharge our indebtedness and our obligations or certain of our obligations under the applicable Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. (Section 4.3)

If so specified with respect to the debt securities of any series, we will be discharged from our obligations in respect of the debt securities of such series (except for certain obligations relating to temporary debt securities and exchange of debt securities, registration of transfer or exchange of debt securities of such series, replacement of stolen, lost or mutilated debt securities of such series, maintenance of paying agencies to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit in trust to your benefit and the benefit of all other holders of debt securities of a combination of money and U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. (Section 4.6)

Such a trust may only be established if, among other things:

•	we have delivered to the applicable Trustee an opinion of counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves;

•	the debt securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge; and

•	in the case of the Subordinated Securities, no default with respect to any Senior Debt has occurred and is continuing or has resulted in the acceleration of such Senior Debt.

In the event of any such defeasance and discharge of debt securities of such series, holders of debt securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their debt securities until Maturity. (Section 4.6)

Defeasance of Certain Obligations

If so specified with respect to the debt securities of any series, we may omit to comply with any covenants applicable to such debt securities which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the debt securities of such series, upon the irrevocable deposit in trust to your benefit and the benefit of all other Holders of debt securities of a combination of money and U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. (Sections 4.5 and 4.6) Our obligations under the applicable Indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 4.5) Such a trust may be established only if, among other things,

•	under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves; and

•	the debt securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge. (Section 4.6)

In the event we exercise our option to omit compliance with the covenants described under “Covenants” above with respect to the debt securities of any series or in any prospectus supplement with respect to the debt securities of such series and such debt securities are declared due and payable because of the occurrence of any Event of Default and the amount of money and U.S. Government Obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Default, then we will in any event remain liable for such payments as provided in the Indentures.

The Trustee must deliver or pay to us from time to time, upon our request, any amounts held by it with respect to any debt securities which, in the opinion of a nationally recognized firm of independent public accountants, are in excess of the amount which would then be required to be deposited to effect a satisfaction, discharge or defeasance, as the case may be, with respect to such debt securities.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Not Requiring Approval

First, there are changes that we and the Trustee may make without the consent of the Holders. These include changes to:

•	secure any debt securities in a manner not prohibited under the Indentures;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in an Indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence the acceptance of appointment by a successor trustee. (Section 9.1)

Changes Requiring Each Holder’s Approval

Second, there are changes that we and the Trustee cannot make without the approval of each holder of debt securities affected by the change. We cannot:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of (and premium, if any) or interest on, any such debt security;

•	change any obligation of us to pay additional amounts;

•	reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the maturity thereof;

•	change the coin or currency in which any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such debt security (if applicable);

•	in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Securities;

•	reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults;

•	reduce the requirements contained in the applicable Indenture for quorum or voting,

•	change any obligations of us to maintain an office or agency in the places and for the purposes required by the Indentures; or

•	modify any of the above provisions. (Section 9.2)

Changes Requiring Majority Approval

Unless otherwise specified in the applicable prospectus supplement for such series, any other change to the Indentures and the debt securities of such series may be made by us and the Trustee under the applicable Indenture with the consent of the holders of not less than a majority in principal amount of the Outstanding debt securities of those series affected by such change (voting as one class).

Unless otherwise specified in the applicable prospectus supplement for such series, the same majority approval would be required for us to obtain a waiver of any of our covenants in each Indenture and, if applicable, the debt securities of such series. If the holders agree to waive a covenant, we will not have to comply with it. Unless otherwise specified in the applicable prospectus supplement for such series, the same majority approval would also be required for us to obtain a waiver of any past default under the applicable Indenture, except a default

•	in the payment of principal of (and premium, if any) or any interest on any debt security, and

•	in respect of a covenant or provision of the applicable Indenture and, if applicable, such debt securities, which cannot be modified or amended without the consent of the holder of each Outstanding debt security. (Section 5.13)

Notices

Except as otherwise provided in the applicable Indenture, we will give notices to Holders of Bearer Securities by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. We will give notices to Holders of Registered Securities by mail to the address of such Holders as they appear in the Security Register. (Section 1.6)

Title

Title to any temporary global debt security, any Bearer Securities (including Bearer Securities in permanent global form) and any coupons relating thereto will pass by delivery. We, the Trustee and any of our or the Trustee’s agents may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 3.8)

Replacement of Debt Securities and Coupons

We will replace any mutilated debt security or a debt security with a mutilated coupon attached thereto at the expense of the Holder upon surrender of such debt security to the Trustee. We will replace debt securities or coupons that became destroyed, stolen or lost at the expense of the Holder upon delivery of the Trustee of the debt security and coupons or evidence of the destruction, loss or theft thereof satisfactory to us and the Trustee. We will replace any coupon which becomes destroyed, stolen or lost by issuance of a new debt security in exchange for the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen debt security or coupon, we may require an indemnity satisfactory to the Trustee and us at the expense of the Holder of such debt security or coupon before a replacement debt security will be issued. (Section 3.6)

Governing Law

The Indentures, the debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. (Section 1.13)

Regarding the Trustee

The Indentures contain limitations on the right of a Trustee, as our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (Section 6.11) In addition, a Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is our creditor. (Section 6.9) We and our subsidiaries may from time to time maintain deposit accounts and credit facilities and conduct our banking transactions with a Trustee in the ordinary course of business. (Section 6.4)

DESCRIPTION OF DEBT WARRANTS

We may issue warrants for the purchase of debt securities (“Debt Warrants”). The Debt Warrants are to be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement relating to the specific issue of Debt Warrants being offered. We will file with the SEC the debt warrant agreement, including the form of warrant certificates representing the Debt Warrants, reflecting the alternative provisions to be included in the debt warrant agreements that will be entered into with respect to particular offerings of Debt Warrants. The following summaries of certain material provisions of the debt warrant agreement and the debt warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, respectively, including the definitions of terms.

Terms of the Debt Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Debt Warrants being offered, the debt warrant agreement relating to the Debt Warrants and the debt warrant certificates representing the Debt Warrants, including the following:

•	the designation and aggregate principal amount of the debt securities that the holder of a Debt Warrant may purchase upon exercise of the Debt Warrant and the price at which the purchase may be made;

•	the designation and terms of any debt securities issued with or purchasable upon exercise of the Debt Warrants, including whether the debt securities will be senior debt securities or subordinated debt securities and under which indenture the debt securities will be issued;

•	the procedures and conditions relating to the exercise of the Debt Warrants;

•	the number of Debt Warrants issued with each debt security;

•	any date on and after which the Debt Warrants and any related debt securities are separately transferable;

•	the date on which the right to exercise the Debt Warrants begins and expires;

•	whether the Debt Warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	any circumstances which will cause the Debt Warrants to be deemed to be automatically exercised;

•	the identity of the debt warrant agent; and

•	any other terms of the Debt Warrants which are not inconsistent with the provisions of the debt warrant agreement.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations. Holders may exercise Debt Warrants at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise of the Debt Warrants and will not be entitled to payment or delivery of any amounts which may be due on the debt securities purchasable upon exercise of the Debt Warrants.

Prospective purchasers of Debt Warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as Debt Warrants and to the debt securities purchasable upon exercise of the Debt Warrants. The prospectus supplement relating to any issue of Debt Warrants will describe these considerations.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Debt Warrants will be issued in the form of global debt warrant certificates, registered in the name of a depositary or its nominee. Except as may otherwise be provided in the applicable prospectus supplement, beneficial owners will not be entitled to receive definitive certificates representing Debt Warrants unless the depositary is unwilling or unable to continue as depositary or we decide to have the Debt Warrants represented by definitive certificates. A beneficial owner’s interest in a Debt Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Debt Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Debt Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Governing Law

The debt warrant agreements, the Debt Warrants and the debt warrant certificates will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Exercise of Debt Warrants

Each Debt Warrant will entitle the holder to purchase for cash a principal amount of debt securities at the exercise price set forth in, or determined in the manner set forth in, the applicable prospectus supplement. Holders may exercise Debt Warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Debt Warrants will become void.

Holders may exercise Debt Warrants in the manner described in the applicable prospectus supplement. Upon receipt of payment and properly completed and duly executed debt warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchased. If less than all of the Debt Warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of Debt Warrants.

DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain general terms of our common stock and preferred stock. The terms of any series of our preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, our Articles of Incorporation, as amended, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the Articles Supplementary to our Articles of Incorporation relating to each particular series of the preferred stock, which will be filed with the SEC at or before the issuance of the series of preferred stock.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.10 per share, and 4,000,000 shares of preferred stock, par value $10.00 per share. As of January 3, 2003, we had 64,852,844 shares of common stock and one share of preferred stock outstanding. Prior to the issuance of convertible debt securities or the related debt warrants, common stock warrants, preferred stock warrants, stock purchase contracts, equity units, or additional common stock or preferred stock, we may need to increase our authorized common stock or preferred stock, as applicable, which would require the approval of our stockholders.

Common Stock

Holders of our common stock are entitled to:

•	one vote per share on matters to be voted upon by the stockholders;

•	receive dividends out of funds legally available for distribution when and if declared by our board of directors; and

•	share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after provisions for distributions to the holders of any preferred stock.

We may not pay any dividend (other than in shares of our common stock) or make any distributions of assets on shares of our common stock until cumulative dividends on any preferred stock then outstanding have been paid.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares which may be issued upon conversion of the Convertible Debt Securities will be, when issued, fully paid and nonassessable.

The holders of our common stock do not have cumulative voting rights. This means that holders of more than half of the shares can elect all of the directors and holders of the remaining shares will not be able to elect any directors. Our By-laws provide for a classified board of directors consisting of three classes with staggered three-year terms.

Transfer Agent

The transfer agent and registrar for our common stock is Wachovia Bank, N.A.

Two-Tier Business Combination Provisions

Maryland law requires the affirmative vote of at least a majority of all of the outstanding shares entitled to vote to approve a merger, consolidation, share exchange or disposition of all or substantially all of our assets. Our Articles of Incorporation require the affirmative vote of not less than 70% of our then outstanding voting shares to approve any “business combination” of us with any “Related Person” unless certain conditions have been met. In addition, the 70% vote must include the affirmative vote of at least 55% of the outstanding shares of voting stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the business combination may be greater than the 70%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of 15% or more of the outstanding shares of our voting stock, including any affiliate or associate of such person or entity. The term “business combination” is defined to include a wide variety of transactions between us and a Related Person, including a merger, consolidation, share exchange or sale of assets having a fair market value greater than 10% of the book value of our consolidated assets.

However, if the Related Person pays a “fair price” to our stockholders in the transaction, the 70% requirement would not be applicable and the proposed business combination could be approved by a simple majority of the stockholders unless otherwise required by Maryland law, provided that such affirmative vote includes at least 55% of the voting stock held by persons other than the Related Person. Under our Articles of Incorporation, the “fair price” must be at least equal to the greater of

•	the highest price paid or agreed to be paid by the Related Person to purchase shares of our common stock during the 24-month period prior to the taking of such vote; or

•	the highest market price of the common stock during the 24-month period prior to the taking of such vote; or

•	the per share book value of our common stock at the end of the calendar quarter immediately preceding the taking of such vote.

In addition, the “fair price” consideration to be received by our stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of our common stock.

The special voting provisions are not applicable to a business combination authorized by our board of directors by a vote which includes a majority of our “Disinterested Directors.” A Disinterested Director is defined to include any member of our board of directors who is not the Related Person (or an affiliate or associate of the Related Person) and who was a director prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is not the Related Person (or an affiliate or associate of the Related Person) and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on our board of directors.

Our special voting provisions may not be amended, altered, changed or repealed except by the affirmative vote of at least 70% of the shares of stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 55% of the outstanding shares of stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal was proposed by our board of directors by a vote which includes a majority of the Disinterested Directors.

The business combination provisions under our Articles of Incorporation could have the effect of delaying, deterring or preventing a change in control. Any possible change in control could also be affected by the applicability of certain Maryland anti-takeover statutes dealing with business combinations and acquisitions of controlling blocks of shares, as well as by our classified board of director provisions.

Preferred Stock

Terms of the Preferred Stock

Our Articles of Incorporation authorize our board of directors to issue shares of preferred stock, par value $10.00 per share, and to fix the terms (including voting rights, dividends, redemption and conversion provisions, if any, and rights upon liquidation) of any shares issued. Outstanding shares of preferred stock that are redeemed or are converted or exchanged to common stock or other securities are restored to the status of authorized and unissued shares of preferred stock issuable in series by our board of directors.

On May 26, 2000, we issued one special voting share of preferred stock in connection with our acquisition of Perigee Inc. This special voting share provides the holders of exchangeable shares of our subsidiary, Legg Mason Canada Holdings Ltd., with substantially the same voting rights as the holders of our common stock. The special voting share has a number of votes, which may be cast at a Legg Mason stockholders’ meeting, equal to the number of exchangeable shares outstanding. As of January 3, 2003, there were 2,340,917 exchangeable shares outstanding.

Our board of directors has the authority, under our Articles of Incorporation, to classify or reclassify any unissued preferred stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities which we may issue. Each series of preferred stock will rank senior to our common stock as to payment of dividends and/or distribution of assets upon liquidation, and senior to any other stock of us that is expressly made junior to that series of preferred stock.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue warrants for the purchase of common stock (“Common Stock Warrants”). Each series of Common Stock Warrants will be issued under a common stock warrant agreement to be entered into between us and a bank or trust company, as common stock warrant agent, all as set forth in the applicable prospectus supplement. The common stock warrant agreement, including the form of warrant certificates representing the Common Stock Warrants, reflecting the provisions to be included in the common stock warrant agreements that will be entered into with respect to particular offerings of Common Stock Warrants, will be filed with the SEC. The following summaries of certain material provisions of the common stock warrant agreement and common stock warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of the common stock warrant agreement and the common stock warrant certificates, including the definitions of terms.

Terms of the Common Stock Warrants

The applicable prospectus supplement will describe the terms of the Common Stock Warrants being offered, the common stock warrant agreement relating to the Common Stock Warrants and the common stock warrant certificates, including the following:

•	the offering price or prices;

•	the aggregate number of shares of common stock that may be purchased upon exercise of the Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable;

•	the number of securities, if any, with which the Common Stock Warrants are being offered and the number of the Common Stock Warrants being offered with each security;

•	the date on and after which the Common Stock Warrants and the related securities, if any, will be transferable separately;

•	the number of shares of common stock purchasable upon exercise of each Common Stock Warrant, the price at which the common stock may be purchased, and events or conditions under which the number of shares purchasable may be adjusted;

•	the date on which the right to exercise the Common Stock Warrants will begin and the date on which the right to exercise will expire;

•	the circumstances, if any, which will cause the Common Stock Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Common Stock Warrants;

•	the identity of the common stock warrant agent; and

•	any other terms of the Common Stock Warrants which are not inconsistent with the provisions of the common stock warrant agreement.

Holders may exchange common stock warrant certificates for new common stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Common Stock Warrants, at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Common Stock Warrants to purchase common stock, holders of the Common Stock Warrants will not have any rights of holders of common stock purchasable upon exercise of the Common Stock Warrants, including the right to receive payments of dividends, if any, on the common stock purchasable upon any exercise or the right to vote the underlying Common Stock.

Prospective purchasers of Common Stock Warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The prospectus supplement relating to any issue of Common Stock Warrants will describe these considerations.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Common Stock Warrants will be issued in the form of global common stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing

Common Stock Warrants unless the depositary is unwilling or unable to continue as depositary, certain specified events of bankruptcy or insolvency occur with respect to us or we decide to have the Common Stock Warrants represented by definitive certificates. A beneficial owner’s interest in a Common Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner’s account. In turn, the total number of Common Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Common Stock Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Common Stock Warrants

Each Common Stock Warrant will entitle its holder to purchase a specific number of shares of Common Stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Common Stock Warrants expires, or any later date if extended by us, unexercised Common Stock Warrants will become void.

Common Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed common stock warrant certificate at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchased upon exercise. If less than all of the Common Stock Warrants represented by any common stock warrant certificate are exercised, a new common stock warrant certificate will be issued for the remaining Common Stock Warrants.

Modifications

We and the common stock warrant agent may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, without the consent of the holders of the Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which we may deem necessary or desirable and which will not materially and adversely affect the interests of the common stock warrantholders.

We and the common stock warrant agent also may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, with the consent of the holder of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected by amendment. However, without the consent of each of the common stock warrantholders affected, no amendment will be effective that:

•	shortens the period of time during which the Common Stock Warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the common stock warrantholders; or

•	reduces the number of outstanding Common Stock Warrants the consent of whose holders is required to approve an amendment of the common stock warrant agreement or the terms of the related Common Stock Warrants.

Governing Law

The common stock warrant agreements, the Common Stock Warrants and the common stock warrant certificates will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Enforceability of Rights by Common Stock Warrantholders

Any common stock warrantholder may, without the consent of the related common stock warrant agent, enforce by appropriate legal action, and for its own behalf, its right to exercise its Common Stock Warrant.

DESCRIPTION OF PREFERRED STOCK WARRANTS

We may issue warrants for the purchase of preferred stock (“Preferred Stock Warrants”). Each series of Preferred Stock Warrants is to be issued under a preferred stock warrant agreement to be entered into between us and a bank or trust company, as preferred stock warrant agent, as described in the applicable prospectus supplement relating to the Preferred Stock Warrants being offered. The preferred stock warrant agreement, including the form of warrant certificates representing the Preferred Stock Warrants, will be filed with the SEC. The following summaries of certain material provisions of the preferred stock warrant agreement and preferred stock warrant certificates are not complete and are subject to and are qualified in their entirety by reference to, all the provisions of the preferred stock warrant agreement and the preferred stock warrant certificates, respectively, including the definitions of terms.

Terms of the Preferred Stock Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Preferred Stock Warrants being offered, the preferred stock warrant agreement relating to the Preferred Stock Warrants and the preferred stock warrant certificates representing the Preferred Stock Warrants, including the following:

•	the offering price or prices;

•	designation, aggregate number and terms of the series of preferred stock that may be purchased upon exercise of the Preferred Stock Warrants and the minimum number of Preferred Stock Warrants that are exercisable;

•	any designation and terms of the securities with which the Preferred Stock Warrants are being offered and the number of Preferred Stock Warrants being offered with each security;

•	any date on and after which the Preferred Stock Warrants and the related securities will be transferable separately;

•	the number and stated values of the series of preferred stock that may be purchased upon exercise of each Preferred Stock Warrant and the price at which the shares of preferred stock of that series may be purchased upon exercise, and events or conditions under which the number of shares that may be purchased may be adjusted;

•	the date on which the right to exercise the Preferred Stock Warrants will begin and the date on which the right to exercise will expire;

•	any circumstances that will cause the Preferred Stock Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Preferred Stock Warrants;

•	the identity of the preferred stock warrant agent; and

•	any other terms of the Preferred Stock Warrants which are not inconsistent with the provisions of the preferred stock warrant agreement.

Holders may exchange preferred stock warrant certificates for new preferred stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Preferred Stock Warrants, at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Preferred Stock Warrant, a holder will not have the rights of a holder of shares of the preferred stock that may be purchased upon exercise of the Preferred Stock Warrant, including the right to receive payment of dividends, if any, on the underlying preferred stock or the right to vote the underlying preferred stock.

Prospective purchasers of Preferred Stock Warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The prospectus supplement relating to any issue of Preferred Stock Warrants will describe these considerations.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Preferred Stock Warrants will be issued in the form of global preferred stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Preferred Stock Warrants unless the depositary is unwilling or unable to continue as depositary, specified events of bankruptcy or insolvency occur with respect to us or we decide to have the Preferred Stock Warrants represented by definitive certificates. A beneficial owner’s interest in a Preferred Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Preferred Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Preferred Stock Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Preferred Stock Warrants

Each Preferred Stock Warrant will entitle its holder to purchase a number of shares of preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Preferred Stock Warrants expires, or any later date if extended by us, unexercised Preferred Stock Warrants will become void.

Holders may exercise the Preferred Stock Warrants in the manner set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed preferred stock warrant certificate at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of preferred stock purchased upon exercise. If less than all of the Preferred Stock Warrants represented by any preferred stock warrant certificate are exercised, we will issue a new preferred stock warrant certificate for the remaining number of Preferred Stock Warrants.

Modifications

We and the preferred stock warrant agent may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, without the consent of the holders of the Preferred Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which we may deem necessary or desirable and which will not materially and adversely affect the interests of the preferred stock warrantholders.

We and the preferred stock warrant agent also may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Preferred Stock Warrants affected by the amendment. However, without the consent of each of the preferred stock warrantholders affected, no amendment will be effective that:

•	shortens the period of time during which the Preferred Stock Warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the preferred stock warrantholders; or

•	reduces the number of outstanding Preferred Stock Warrants the consent of whose holders is required to approve an amendment of the preferred stock warrant agreement or the terms of the related Preferred Stock Warrants.

Governing Law

The preferred stock warrant agreements, the Preferred Stock Warrants and the preferred stock warrant certificates will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Enforceability of Rights by Preferred Stock Warrantholders

Any preferred stock warrantholder may, without the consent of the related preferred stock warrant agent, enforce by appropriate legal action, in and of its own behalf, its right to exercise its Preferred Stock Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts, or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or unrefunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC each time we issue stock purchase contracts or equity units. Certain material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

In compliance with United States federal tax laws and regulations,

•	Bearer Securities (including securities that are exchangeable for Bearer Securities and securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D) including offers and sales to offices located outside the United States of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) which agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code (as defined below) and the regulations thereunder; and

•	any underwriters, agents and dealers participating in the offering of Bearer Securities must agree in writing that they will not offer, sell or resell any Bearer Securities to persons within the United States or to United States persons (except as described above) nor deliver Bearer Securities within the United States.

In addition,

•	any such underwriters, agents and dealers must have in effect, in connection with the offer and sale of the Bearer Securities, procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling the securities are aware that Bearer Securities cannot be offered or sold to a person who is within the United States or is a United States person except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D);

•	the owner of the Bearer Security (or the financial institution or clearing organization through which the owner holds the obligation) must certify that the owner is not a United States person; and

•	Bearer Securities and any coupons attached thereto must bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.”

Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws.

As used herein, “United States person” means:

(1) an individual who is, for United States Federal income tax purposes, a citizen or resident of the United States,

(2) a corporation, partnership or one of certain other entities created or organized in or under the laws of the United States or of any political subdivision thereof, or

(3) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

“United States” means the United States of America (including the States and the District of Columbia), its territories and its possessions.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the regulations issued by the Department of Labor under ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued by the Internal Revenue Service under the Code impose certain restrictions on the following:

(1) “employee benefit plans” (as defined in Section 3(3) of ERISA),

(2) “plans” described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans,

(3) entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each of (1), (2) and (3) is referred to as a “Plan”), and

(4) persons who have certain specified relationships to Plans (“parties in interest” under ERISA and “disqualified persons” under the Code).

Both ERISA and the Code prohibit certain transactions between a Plan and parties in interest or disqualified persons. ERISA also imposes certain duties on persons who are fiduciaries of Plans that are subject to Title I of ERISA (“ERISA Plans”).

Because of our activities or the activities of our affiliates, we may be deemed to be a party in interest or disqualified person with respect to a number of Plans (e.g., those to which we provide brokerage, investment or other financial services). If the securities described in this prospectus are acquired and held by a Plan with respect to which we are a party in interest or disqualified person, such acquisition and holding could be deemed to be a direct or indirect prohibited transaction, which could result in the imposition of taxes or penalties on the parties to the prohibited transaction.

Such transactions may, however, be exempt from the otherwise applicable taxes and penalties by reason of one or more statutory or administrative exemptions such as those described below. Such administrative exemptions may include

•	Prohibited Transaction Class Exemption (“PTE”) 95-60, 60 FR 35925, July 12, 1995, which exempts certain transactions involving insurance company general accounts;

•	PTE 96-23, 61 FR 15975, April 10, 1996, which exempts certain transactions directed by an in-house asset manager;

•	PTE 90-1, 55 FR 2891, January 29, 1990, which exempts certain transactions involving insurance company pooled separate accounts;

•	PTE 91-38, 56 FR 31966, June 12, 1991, which exempts certain transactions involving bank collective investment funds; and

•	PTE 84-14, 49 FR 9494, March 13, 1984, which exempts certain transactions entered into on behalf of a Plan by a qualified professional asset manager.

If the conditions of one or more of these exemptions (or some other applicable exemption) are met, the acquisition and holding of the securities by or on behalf of a Plan should be exempt from certain of the prohibited transaction provisions of ERISA and the Code. It should be noted, however, that even if such conditions are met, the scope of relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under ERISA and the Code.

In addition to the foregoing exemptions, certain insurance company general accounts, which support policies issued by an insurer on or after December 31, 1998 to or for the benefit of Plans, are allowed to purchase the securities described in this prospectus in reliance upon regulations promulgated by the Department of Labor pursuant Section 1460 of the Small Business Job Protection Act of 1996. If such policies satisfy the Section 1460 regulations, then the insurer will be deemed in compliance with ERISA’s fiduciary requirements and prohibited transaction rules with respect to those assets of the insurer’s general account which supports such policies.

Furthermore, Section 404 of ERISA sets forth standards of care for investment decisions made by a fiduciary of an ERISA Plan. In deciding whether to invest in the offered securities, a fiduciary of an ERISA Plan must take the following into account, among other considerations:

•	whether the fiduciary has the authority to make the investment;

•	whether the investment is made in accordance with the written documents that govern the ERISA Plan;

•	whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person;

•	the composition of the ERISA Plan’s portfolio with respect to diversification by type of asset;

•	the ERISA Plan’s funding objectives; the tax effects of the investment; and

•	whether under the general fiduciary standards of investment procedure and diversification an investment in the securities is appropriate for the ERISA Plan, taking into account the overall investment policy of the ERISA Plan, the composition of the ERISA Plan’s investment portfolio and all other appropriate factors.

Each person who acquires the securities or an interest therein will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no assets of a Plan have been used to acquire such security or an interest therein, or (ii) the purchase and holding of such security or an interest therein by such person are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or class exemptions.

Prior to making an investment in the securities, a Plan investor must determine whether we are a party in interest or disqualified person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above. In addition, a fiduciary of an ERISA Plan must determine whether the investment is otherwise a permissible and appropriate investment for the ERISA Plan. Prospective investors should consult with their legal and other advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or the Code but may be subject to similar restrictions under state or local law.

The above discussion is a summary of some of the material ERISA considerations applicable to prospective Plan investors. It is not intended to be a complete discussion, nor is it to be construed as legal advice or a legal opinion. Prospective Plan investors should consult their own counsel on these matters.

HOLDING COMPANY STRUCTURE

We are a holding company and our assets consist primarily of investments in our subsidiaries. A substantial portion of our consolidated liabilities have been incurred by our subsidiaries. Our rights and the rights of our creditors, including holders of our debt securities and holders of our preferred stock, to participate in the distribution of assets of any subsidiary upon liquidation or reorganization of this subsidiary or otherwise will be subject to prior claims of such subsidiary’s creditors, including trade creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Accordingly, the holders of our debt securities and preferred stock may be deemed to be effectively subordinated to such claims. As of September 30, 2002, our subsidiaries had a total of approximately $4.1 billion of outstanding liabilities, including indebtedness.

Our ability to service our indebtedness and other obligations, including the securities, and our ability to pay dividends on our capital stock is dependent primarily upon the earnings and cash flow of our subsidiaries and the distribution or other payment to us of such earnings and cash flow.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, stock purchase contracts, equity units and warrants and shares of common stock and shares of preferred stock being offered by this prospectus in three ways: (1) to or through underwriters or dealers, which may include Legg Mason Wood Walker, (2) directly to other purchasers, or (3) through agents. The prospectus supplement with respect to any series of securities will set forth the terms of the offering of the securities, including

•	the name or names of any underwriters, dealers or agents;

•	the price of the offered securities;

•	the net proceeds to us from such sale;

•	any underwriting discounts or other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If we use underwriters in the sale of the securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. We will name the underwriter or underwriters with respect to a particular underwritten offering of securities in the prospectus supplement relating to such offering, and if an underwriting syndicate is used, we will name the managing underwriter or underwriters on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or agents to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use a dealer to offer and sell any securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent—in each case, less other expenses attributable to issuance and distribution. Underwriters, agents, and dealers participating in the distribution of such securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of such securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Each underwriter, dealer and agent participating in the distribution of any securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). See “Limitations on Issuance of Bearer Securities.”

Each underwriter, dealer and agent participating in the distribution of any securities will agree that

•	it will not offer or sell any securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995;

•	it will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom; and

•	it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000 received by it in connection with the issue or sale of any security in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us.

Certain persons participating in an offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, such securities in the open market.

We may issue series of securities with no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

If so indicated in the prospectus supplement, one or more firms, including Legg Mason Wood Walker, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the prospectus supplement.

Remarketing firms, agents, dealers, and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

Legg Mason Wood Walker, our affiliate, may participate in distributions of securities. Accordingly, each offering of securities and any market-making activities by Legg Mason Wood Walker with respect to any securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding an NASD member firm’s distributing the securities of an affiliate. Following the initial distribution of any securities, Legg Mason Wood Walker may offer and sell securities in the course of its business as a broker-dealer. Legg Mason Wood Walker may act as principal or agent in such transactions. This prospectus may be used by Legg Mason Wood Walker in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. Legg Mason Wood Walker is not obligated to make a market in any securities and may discontinue any market-making activities at any time without notice.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, who will rely on the opinion of Robert F. Price, Esq., our General Counsel, as to all matters of Maryland law. Mr. Price beneficially owns, or has rights to acquire under our employee benefit plan, less than one percent of our common stock.

EXPERTS

The financial statements and financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K of Legg Mason for the year ended March 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.